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                                                                    EXHIBIT 99.1


                             URANIUM RESOURCES, INC.

                                  PRESS RELEASE
                              FOR IMMEDIATE RELEASE

DALLAS, TEXAS                                          NASDAQ STOCK SYMBOL-URIX
January 20, 1999

        URANIUM RESOURCES, INC. ANNOUNCES ABANDONMENT OF URANIUM PROPERTY

         DALLAS, January 20, 1999 -- Uranium Resources, Inc. ("URI") announced that it has relinquished its rights to the South Texas Alta Mesa uranium in-situ leach deposit. Attempts to renegotiate the terms of the lease were undertaken in December 1998 with definitive notice received mid-January 1999 informing the Company of the landowners' intention not to amend the original lease terms. The properties covered by the lease were estimated to contain approximately 4.0 million pounds of recoverable proven and probable uranium reserves. The termination of this lease will result in a pre-tax charge against earnings of approximately $5.0 million in the fourth quarter of 1998. The reduction in the holding value of the Company's uranium properties will be a non-cash charge and will not impact the Company's cash position or liquidity.

         Paul K. Willmott, Chairman and CEO, stated "Given the outlook of future market conditions, the decision to drop the Alta Mesa property was made after careful consideration of the project's remaining permitting uncertainties, the high capital cost required to place the property into production and the property's high cash cost when compared to the Company's existing licensed production alternatives. The Company concluded that the uranium market would not have sufficiently rebounded in 1999 to allow for the timely commencement of production within the remaining period of the lease term (December 1999) and made the decision to forego the payment required to retain its rights to the property into 1999."

         Uranium Resources, Inc. is a Dallas based uranium mining company, whose shares trade on the NASDAQ National Market System under the symbol URIX. The Company specializes in in-situ solution mining and holds substantial uranium reserves in South Texas and New Mexico.

                  CONTACTS:   Paul K. Willmott, President, or
                              Thomas H. Ehrlich, Vice President - CFO
                              Uranium Resources, Inc.
                              (972) 387-7777 (30)



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